UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal  year ended December 31, 2017

MOGULREIT II, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10713

Maryland	81-5263630
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10780 Santa Monica Blvd, Suite 140
Los Angeles, CA	90025
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Stock, par value $0.01 per share

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (the “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws.  The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties.  Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.  Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•

our ability to effectively deploy the proceeds raised in our offering of shares of our common stock pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

•	our ability to attract and retain members to the Realty Mogul Platform;

•	risks associated with breaches of our data security;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	expected rates of return provided to investors;

•	the ability of RM Originators and RM Lenders to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to hire and retain competent individuals who will provide services to us and appropriately staff our operations;

•

legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulation governing the taxation of real estate investment trusts (“REITs”) and our ability to offer our shares of common stock to the public pursuant to Regulation A and related exemption from state securities law registration requirements for “covered securities,” as defined in Section 18 of the Securities Act;

•

changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;

•

our ability to access sources of liquidity when we have the need to fund repurchases of shares of our common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

•	our failure to qualify and maintain our status as a REIT for U.S. federal income tax purposes;

•

our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company  Act”) and other laws; and

•	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate.  You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report.  All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time.  Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason.  In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1.       Business

The Company

MogulREIT II, Inc. is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The use of the terms “MogulREIT II,” the “Company,” “we,”, “us,” or “our” in this Annual Report refer to MogulREIT II, Inc., unless the context indicates otherwise. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017.

We operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The current board members are Jilliene Helman, Flynann Janisse and Louis W. Weeks III.  Ms. Janisse and Mr. Weeks are independent directors. We are externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital.

On August 23, 2017, our offering of shares of common stock (the “Offering”) was qualified by the Securities and Exchange Commission (“SEC”), and we commenced operations on September 18, 2017. We are offering up to $50,000,000 in shares of our common stock including any shares of our common stock that may be sold pursuant to our distribution reinvestment plan. As of December 31, 2017, we had issued approximately 401,406 shares of our common stock in the Offering for gross offering proceeds of $4,014,057. We expect to continue to offer shares of our common stock in the Offering until we raise the maximum amount being offered, unless the Offering is terminated by our board of directors at an earlier time. See Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Overview” for more information concerning the current status of the Offering.

We have used, and intend to continue using substantially all of the net proceeds from the Offering to invest in and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the Unites States.

As of December 31, 2017, our portfolio was comprised of approximately $47,000,000 in real estate investments that, in the opinion of our Manager, meets our investment objectives.  We intend to make preferred equity and joint venture equity investments in apartment communities that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation.

Investment Strategy

We intend to use substantially all of the proceeds of the Offering to make preferred equity and joint venture equity investments in multifamily properties, including independent senior-living communities, located in target markets throughout the United States. We intend to invest in apartment communities that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation. We will invest in the following types of assets: equity or preferred equity interests in companies whose primary business is to own and operate one or more specified multifamily projects.

We believe that the near and intermediate-term market for investment in multifamily communities is compelling from a risk-return perspective. Millennials and Baby Boomers, the two largest demographic groups comprising roughly half of the total population in the United States, are increasingly choosing to live in a variety of rental housing. The Company plans to provide rental housing for these multi-generational groups as they age through their housing needs. With home ownership is at its lowest rate since 1967 combined with the demographic and economic factors that favor renting, we believe that a multifamily investment policy targeted to provide rental housing options is appropriately timed for this market. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to invest in assets with attractive risk-adjusted returns.

Our Manager, through its affiliates, intends to structure, underwrite and originate many of the properties in which we will invest as this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. Our affiliates’ underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at Realty Mogul, Co., will involve comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our stockholders.

Investment Objectives

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to pay attractive and stable cash distributions to stockholders.

Competition

There are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated August 23, 2017, and qualified by the SEC on August 23, 2017, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of shares of our common stock.

Item 2.       Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

MogulREIT II, Inc. is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. We are externally managed by our Manager, which is an affiliate of our Sponsor. Both our Manager and our Sponsor are wholly-owned subsidiaries of Realty Mogul, Co. Although our Manager manages our day-to-day operations, we operate under the direction of our board of directors, majority of whom are independent directors. Our affiliate, RM Technologies, LLC operates an online investment platform, www.realtymogul.com. Our shares are being offered in the Offering exclusively through this platform. We commenced operations on September 18, 2017.

Pursuant to the Offering, we are offering and will continue to offer up to $50,000,000 in shares of our common stock, including any shares that may be sold pursuant to our distribution reinvestment plan. As of April 23, 2018, we had raised total gross offering proceeds of approximately $6,940,927 from settled subscriptions and issued an aggregate of 694,093 shares of our common stock, with additional subscriptions for an aggregate of 14,700  shares of our common stock, representing additional potential gross offering proceeds of approximately $147,000, that have been accepted by us but not settled. Assuming the settlement for all subscriptions received, as of April 23, 2018, approximately $42,912,073 in shares of our common stock remained available for sale to the public pursuant to the Offering.  We intend to use substantially all of the net proceeds from the Offering (after paying or reimbursing organization and offering expenses) to invest in and manage a diverse portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States.

Our Investments

During the year ended December 31, 2017, we entered into the following investments. See the section entitled “Recent Developments” below for a description of investments we have made subsequent to December 31, 2017.

Acquisition of Serendipity Apartments –Dallas, TX

On August 31, 2017, we acquired a $4,000,000 joint-venture limited partnership equity investment in connection with the acquisition of a 343-unit multifamily apartment community located in Dallas, Texas. We acquired the investment for a purchase price of $4,000,000, which was funded with a loan from Realty Mogul Commercial Capital, Co.

Acquisition of Brooklyn Portfolio –Brooklyn, NY

On November 30, 2017, we acquired a $3,000,000 joint-venture limited partnership equity investment in connection with the refinancing of a 112-unit multifamily portfolio of apartment buildings in Brooklyn, New York.  We acquired the investment for a purchase price of $3,000,000, which was funded with a loan from Realty Mogul Commercial Capital, Co.

Distributions

We did not declare any distributions for the period January 13, 2017 (inception) through December 31, 2107.  See the section entitled “Recent Developments” below for a discussion on distributions declared subsequent to December 31, 2017.

Share Repurchase Program

We have adopted a share repurchase program in order to provide our stockholders with some liquidity that may enable them to sell their shares of common stock to us in limited circumstances. The Board may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time. Reasons we may amend, suspend or terminate the share repurchase program include (i) to protect our operations and our remaining stockholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT, (iv) following any material decrease in our NAV, or (v) for any other reason.

From the period January 13, 2107 (inception) through December 31, 2017, we did not receive any repurchase requests for shares of our common stock.   A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is mainly generated from rental income and tenant reimbursements from our investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “─  Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

Market Outlook and Recent Trends

We still see strong economic indicators for real estate as we enter the new year.  Though we believe the U.S. economy is in the late stages of its recovery, we believe that there is still further growth in the near to intermediate-term.  In November 2017, consumer confidence reached its highest level in 17 years.  The metric decreased slightly in December, but it remains at historically strong levels.  While we believe consumer confidence trails the market rather than precedes it, we believe that positive consumer confidence bodes well for near-term investing.

Source: The Conference Board

Equities are also at all-time highs, evidenced by the S&P 500 Index and the Dow Jones Industrial Average.

Source: Morningstar

Similarly, job growth has remained strong, and unemployment rates are at their lowest levels in a decade. We believe that this is one of the most important macroeconomic indicators for real estate and is one of the foundations of our positive near-term outlook.

Source: U.S. Bureau of Labor Statistics

Additionally, the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017,  and which we view as being market friendly, may have a positive impact on investors moving forward.  1031 exchanges, which allow for the deferment of capital gains taxes by using such proceeds to purchase real estate, remained largely unaffected by the tax changes.  In addition, changes relating to pass-through entities, such as REITs and special purpose entities formed specifically to acquire real estate, may result in a reduction to the effective tax rate on certain distributions paid by such entities.

For commercial real estate specifically, the total deal volume in October 2017 and November 2017 had year-over-year decreases of 23% and 31%, respectively, yet sale prices increased both in the aggregate and in all individual asset classes except for office, as depicted in the charts below.  We believe these statistics indicate that both buyers and sellers are less willing to compromise on the purchase price of new acquisitions.

Source:  Real Capital Analytics

We believe that this environment will also create a need for more refinancing opportunities as sellers are holding their assets for longer periods of time.

Though current pricing indicates that we are in a seller’s market overall, we believe that our prudent underwriting and flexibility to make investments in any type of multifamily asset, any geography and any tier in the capital stack leaves us poised to take advantage of the near and intermediate-term opportunities.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience,  our historical experience, the experience of our Manager’s affiliates, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results.  Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain.  These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  With different estimates or assumptions, materially different amounts could be reported in our financial statements.  Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Purchase Accounting for Acquisition of Real Estate

The Company has recorded acquired real estate investments as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The Company allocates the purchase price of real estate among land, building, improvements and intangibles, such as the value of above, below and at-market leases, and origination costs associated with in-place leases at the acquisition date. The Company assesses the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value, as determined, is allocated to land, building and improvements based on management's determination of the relative fair values of these assets.

       The Company assesses the fair value of lease intangibles based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. In valuing an acquired property's intangibles, factors considered by management include an estimate of carrying costs during the expected lease-up periods, such as real estate taxes, insurance, other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on its evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions and tenant improvements.

       The value of lease intangibles is recorded to amortization expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its contractual expiration date or not renewed, all unamortized amounts relating to that lease would be recognized in operations at that time. The estimated useful lives of intangible assets is 10 months.  Amortization expense related to intangible lease assets amounted to $228,151 for the period from January 13, 2017 (inception) through December 31, 2017.

The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy.  The difference between the fair value and the stated principal of assumed debt is amortized on a straight-line basis over the terms of the respective debt obligations, which approximates the effective interest method.

Variable Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

As of December 31, 2017, both of the investments we held were considered VIEs.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities.  ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition.  We have decided not to make this election.

Revenue Recognition

Rental income includes the base rent that each tenant is required to pay in accordance with the terms of their respective leases reported on a straight-line basis over the non-cancelable term of the lease. In determining, in its judgment, that the unbilled rent receivable applicable to each specific property is collectible, management reviews unbilled rent receivables on a regular basis and takes into consideration the tenant's payment history and financial condition.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the year ended December 31, 2017, the Company recorded reimbursements of expenses of $111,006, which are reported as tenant reimbursements in the accompanying consolidated statements of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when earned.

Impairment and Allowance for Doubtful Accounts

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset's carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset's carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. At December 31, 2017, there was no balance in the allowance for doubtful accounts.  The Company records bad debt expense as a reduction of rental income and/or tenant reimbursements.

Results of Operations

Revenue

On August 23, 2017,  the Offering was qualified by the SEC and we commenced material operations on September 18, 2017. Our financial statements are presented for the period from January 13, 2017 (inception) through December 31, 2017. The period January 13, 2017 (inception) through December 31, 2017 resulted in a net loss attributable to MogulREIT II of approximately $674,230.  Net loss was primarily attributable to rental and tenant reimbursements income less general and administrative expenses, depreciation and amortization, real estate expenses and real estate acquisition costs over the operating period.

Rental Income, net

For the period January 13, 2017 (inception) through December 31, 2017, we earned net rental income of $933,153.

Tenant Reimbursements

For the period January 13, 2017 (inception) through December 31, 2017, we earned tenant reimbursements of $111,006.

Expenses

Depreciation and Amortization

For the period January 13, 2017 (inception) through December 31, 2017, we incurred depreciation and amortization expenses of $461,870.

General and Administrative Expenses

For the period  January 13, 2017 (inception) through December 31, 2017, we incurred general and administrative expenses of approximately $234,434 which includes professional fees, organizational costs and other costs associated with running our business.

Real Estate Expenses

For the period January 13, 2017 (inception) through December 31, 2017, we incurred real estate expenses of $311,884.

Real Estate Acquisition Costs

For the period January 13, 2017 (inception) through December 31, 2017, we incurred real estate acquisition costs of $829,991.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We are dependent upon the net proceeds from the Offering to conduct our proposed operations. We currently obtain the capital required to purchase real estate-related investments and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.  As of December 31, 2017, we had made two investments with a net investment value of approximately $47,000,000 and had cash of approximately $1,200,000. We anticipate that proceeds from the Offering will provide sufficient liquidity to meet future funding commitments as of December 31, 2017 as well as our operational cost.

If we raise substantially less than $50,000,000 in gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate more with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We expect to selectively employ leverage to enhance total returns to our stockholders. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is up to 75% of the fair market value or expected fair market value (for a value-add acquisition) of our assets; provided, however, we may exceed this limit for certain temporary bridge financings. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. As of December 31, 2017, we had no outstanding borrowings other than those owed to related parties.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. We expect aggregate organization and offering expenses to be approximately $1,500,000 or, if we raise the maximum offering amount, approximately 3% of gross offering proceeds. If the Offering is not successfully completed, we will not be obligated to pay the remaining offering and organizational costs owed to our Manager. Real estate sponsors may make payments to our Sponsor or its affiliates in connection with the selection or purchase of investments. We will pay the Manager a quarterly asset management fee of one-fourth of 1.25%, which, until September 30, 2018, will be based on our net offering proceeds as of the end of each quarter, and thereafter will be based on the average investment value of our assets. During our acquisition stage, we also expect to make payments to our Manager in connection with the purchase of investments of up to 3% of the contract purchase price of each asset and for costs incurred by our Manager in providing services to us. When assets are disposed of, we expect to make payments to our Manager of up to 2% of the contract sales prices of each property sold.

Cash Flow

The following presents our cash flows for the period January 13, 2017 (inception) through December 31, 2017 (in thousands):

For the Period January 13, 2017 (inception) through December 31, 2017
Operating activities:	$(282)
Investing activities:	(23,977)
Financing activities:	25,428
Net increase in cash and cash equivalents	1,169
Cash and cash equivalents, beginning of period	0
Cash and cash equivalents, end of period	$1,169

Net cash used in operating activities was approximately $282,000 and related to net loss due to real estate acquisition costs, offset by change in escrows, deposits and other assets.

Net cash used in investing activities was approximately $23,977,000 and related to the acquisition of new real estate.

Net cash provided by financing activities was approximately $25,428,000 and related to new proceeds from the issuance of shares of our common stock pursuant to the Offering and approximately $17,469,000 in proceeds, net of repayments, from our Manager as a related party loan.

Off-Balance Sheet Arrangements

As of December 31, 2017, we had no off-balance sheet arrangements.

Related Party Arrangements

For further details, please see “Note 6 ─  Related Party Arrangements” in Item 7 “Financial Statements” below.

Recent Developments

Offering Proceeds

As of April 23, 2018, we had raised total gross offering proceeds of approximately $6,940,927 from settled subscriptions and issued an aggregate of 694,093 shares of our common stock, with additional subscriptions for an aggregate of 14,700 shares of our common stock, representing additional potential gross offering proceeds of approximately $147,000, that have been accepted by us but not settled. Assuming the settlement for all subscriptions received, as of April 23, 2018, approximately $42,912,073 in shares of our common stock remained available for sale to the public pursuant to the Offering.

Distributions

On December 22, 2017, our board of directors authorized a daily cash distribution of $0.0012328767 per share of the Company’s common stock to stockholders of record as of the close of business on each day of the period commencing January 1, 2018 and ending on March 31, 2018. The distribution was scheduled to be paid on or about April 13, 2018. The aggregate amount of cash distributed and distributions reinvested related to the distribution period was $18,770.76 and $40,861.54, respectively. We began processing the distributions on April 13, 2018.

New Investments

From December 31, 2017 to April 30, 2018, we made three additional investments in the aggregate amount of approximately $3,000,000. Including the investments reported on our consolidated balance sheet as of December 31, 2017, we have now invested in a total of $10,000,000 in commercial real estate assets. The economic terms of recent investments are similar to those investments that had been made as of December 31, 2017.

Plano Multifamily Portfolio — Plano, Texas

On January 9, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition and renovation of two garden-style apartment communities compromising 156 units located at 1809 G Avenue in Plano, Texas. An entity managed by an affiliate of Realty Mogul, Co. also made an equity investment in this transaction. We acquired the investment for a purchase price of $1,000,000, which was funded with a loan from Realty Mogul Commercial Capital, Co.

Tuscany at Westover Hills — San Antonio, Texas

On January 31, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition of a 190-unit, 21-building Class B apartment complex in the Far West submarket of San Antonio, Texas. An entity managed by an affiliate of Realty Mogul, Co. also made an investment in this transaction in the amount of $2,185,000. We acquired the investment for a purchase price of $1,000,000, which was funded with a loan from Realty Mogul Commercial Capital, Co.

Villas del Mar — Fort Worth, Texas

On February 28, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition of a 263-unit, 35-building apartment complex in the Southwest submarket of Fort Worth, Texas. An entity managed by an affiliate of Realty Mogul, Co. also made an investment in this transaction in the amount of $1,860,000. We acquired the investment for a purchase price of $1,000,000, which was funded with a loan from Realty Mogul Commercial Capital, Co.

Non-GAAP Financial Measures

Our Manager believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

•	the amortization or accrual of various deferred costs; and

•	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Our unaudited AFFO calculation for the period from January 13, 2017  (inception) through December 31, 2017, is as follows:

For the Period
January 13, 2017
(inception)
through
December 31,
2017
GAAP net income attributable to MogulREIT II, Inc.	$(562,380)
Add: depreciation and amortization of properties	233,719
Adjustments for noncontrolling interests	(92,447)
Funds from operations ("FFO") applicable to common stock	(421,108)
Add: amortization of lease intangibles	228,151
Add: amortization of deferred financing costs and discount	22,526
Add: real estate acquisition costs	636,304
Adjustments for noncontrolling interests	(392,585)
Adjusted funds from operations ("AFFO") applicable to common stock	$73,287

Item 3.       Directors and Officers

Although our Manager manages our day-to-day operations, we operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three directors, two of whom are independent directors.

In accordance with our charter, a majority of our independent directors generally must approve corporate actions or policies that directly relate to the following:

•

any transfer or sale of our Sponsor’s initial investment in the Company; provided, however, our Sponsor may not sell its initial investment while it remains our Sponsor, but our Sponsor may transfer the shares to an affiliate;

•	the duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our Manager;

•	the management agreement;
•	liability and indemnification of our directors, Manager and affiliates;
•	fees, compensation and expenses, including organization and offering expenses, acquisition fees and acquisition expenses, disposition fees, total operating expenses, real estate commissions on the resale of property, incentive fees, and Manager compensation;

•	any change or modification of our statement of investment objectives;
•	real property appraisals;
•	our borrowing policies;
•	annual and special meetings of stockholders;
•	election of our directors; and
•	our distribution reinvestment plan.

As of the date of this Annual Report, our executive officers and directors are as follows:

n
Name	Age*	Position
Jilliene Helman	31	Chief Executive Officer, President, Secretary and Director
Karen Fleck	34	Chief Financial Officer, Vice President and Treasurer
Flynann Janisse	48	Independent Director
Louis S. Weeks III	64	Independent Director

*As of February 16, 2018

Jilliene Helman has served as our Chief Executive Officer, President and Secretary since January 2017, and Chief Executive Officer and Secretary of our Manager since March 2016. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. In this capacity, she has approved over $350 million of investments with property values worth over $1 billion. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Karen Fleck has served as our Vice President, Chief Financial Officer and Treasurer since January 2017, and Chief Financial Officer, Vice President and Treasurer of our Manager since March 2016. Since January 2017, Ms. Fleck has served as the Chief Operating Officer of Realty Mogul, Co. From May 2016 to January 2017, Ms. Fleck served as the Senior Vice President of Realty Mogul, Co. From March 2015 through May 2016, Ms. Fleck was the Controller of Realty Mogul, Co. From March 2011 to March 2015, Ms. Fleck served as the Chief Financial Officer of American Assets Investment Management, LLC and American Assets Capital Advisers, LLC, which are both registered investment advisors, and American Assets, Inc., an investment holding company. At these companies, she was responsible for financial management and accounting. Prior to joining American Assets, Inc., Ms. Fleck served as a supervisor at RSM US LLP where she worked for a wide range of audit clients, including public company clients registered with the SEC, and oversaw many complex areas of GAAP accounting. Ms. Fleck is a Certified Public Accountant. Ms. Fleck has a Bachelor of Science degree and a Master of Science in Accounting degree from the University of Connecticut.

Flynann Janisse has served as one of our independent directors since July 2017. Ms. Janisse has served as the Executive Director of Rainbow Housing Assistance Corporation (Rainbow), President and Executive Director of Equality Community Housing Corporation, and President and Chairman of the board of directors of Placet Development Corporation. Ms. Janisse supports the national operations of an award-winning Resident Services Division of Rainbow and the asset management for an extensive affordable housing portfolio. Prior to joining Rainbow, Ms. Janisse served as Director of Property Management at Community Services of Arizona, a fully-integrated management company specializing in the management of multifamily, service-enriched affordable housing. Ms. Janisse has extensive experience in managing market rate (REIT), Section 42 Tax Credit, Project Section 8, and HUD and RD-financed housing communities. As an Advisory board of directors member for Novogradac’s Journal of Tax Credits, Ms. Janisse provides industry knowledge through publications reaching over 45,000 readers and serves as a judge for their industry Development of Distinction Awards at the Tax Credit Developers Conference recognizing excellence and ingenuity in the development of tax credit projects across the country using the LIHTC program. With 27 years of experience in asset management with an emphasis on the development and implementation of social service programs for service-enriched affordable housing, she has assembled a team of professionals to serve the mission of Rainbow with integrity and passion.

Louis S. Weeks III has served as one of our independent directors since July 2017. Mr. Weeks is the Founder and Principal at Seabury Coxe Advisors, LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. For more than 35 years, Mr. Weeks has been involved in commercial real estate investments and finance. He spent 26 years at Columbia National Real Estate Finance, a 75-year old Mortgage Banking firm in Baltimore, MD founded by James W. Rouse. His various roles including ten years as the firm’s Managing Partner and CEO. He was responsible for the Company’s overall operations, production, servicing, and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and BankersTrust Co. He has been an active member of the local chapters of NAIOP, ULI, ICSC, MBA and Baltimore Downtown Partnership and served on numerous local community board of directors. Mr.

Weeks graduated from Skidmore College as a Periclean Scholar with a degree in Philosophy and attended Pratt Institute as a candidate for a Masters of Architecture degree.

Compensation of Directors

We pay to each of our independent directors a retainer of 500 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. We also pay 500 shares of our common stock for each meeting of the board of directors or committee thereof the director attends in person and 500 shares of our common stock for each meeting the director attends by telephone. In the event there is a meeting of the board of directors and one or more committees thereof in a single day, the fees paid to each director will be limited to 500 shares of our common stock per day. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Independent directors are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited. If a non-independent director is also an employee of the Company or our Manager or its affiliates, we will not pay compensation for services rendered as a director.

Our Manager

Our Manager manages our day-to-day affairs, and implements our investment strategy. A majority of the investment committee of our Manager will approve each of our investments. Jilliene Helman, our Manager’s Chief Executive Officer, and Aaron Halfacre, our Manager’s President, make up our Manager’s investment committee with respect to our investments. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age*	Position
Jilliene Helman	31	Chief Executive Officer and Secretary
Justin Hughes	35	Senior Managing Director
Elizabeth Braman	43	Senior Managing Director
Karen Fleck	34	Chief Financial Officer, Vice President and Treasurer
Aaron Halfacre	45	President

*As of February 16, 2018

Biographical information for Ms. Helman and Ms. Fleck is provided above.

Justin Hughes has served as Senior Managing Director of our Manager since July 2016. Mr. Hughes has served as Chief Product Architect of Realty Mogul, Co. since July 2017, and previously held the titles of Chief Technology Officer and Senior Managing Director. From September 2007 to May 2012, Mr. Hughes was an independent contractor supporting his clients with web application development, digital marketing and other IT-related services. Mr. Hughes is a licensed real estate professional in California. Mr. Hughes holds Series 7, Series 63 and Series 24 licenses. Mr. Hughes has a Bachelor of Science degree from the University of California, Berkeley.

Elizabeth Braman has served as Senior Managing Director of our Manager since July 2016. Ms. Braman has served as a Senior Managing Director of Realty Mogul, Co. since February 2017, and previously held the title of Chief Production Officer. Ms. Braman is responsible for procuring new products and bringing new equity and debt investment opportunities to the Realty Mogul Platform. From November 2012 to May 2014, Ms. Braman served as Chief Production Officer at ReadyCap Commercial, a provider of small-balance commercial real estate financing backed by Waterfall Asset Management, a firm with $5.4 billion in assets under management, where she headed originations. From May 2011 to October 2012, Ms. Braman served as a Senior Vice President, Commercial Lending at Skyline Financial Corp., a mortgage banking and brokerage firm. Ms. Braman is a Certified Commercial Investment Member (CCIM) and a licensed attorney. Ms. Braman has more than 15 years of experience in commercial real estate. Ms. Braman has a Bachelor of Arts degree from American University and a Master of Business Administration and a Juris Doctor degree from George Washington University.

Aaron Halfacre has served as President of our Manager since February 2018. Mr. Halfacre has served as the President of our sponsor, Realty Mogul, Co. since February 2018. Mr. Halfacre previously served as President and Chief Investment Officer of Campus Crest Communities, Inc., a publicly-traded real estate investment trust focusing on the ownership, development, building and management of student housing properties throughout the United States, from 2014 to 2016. From 2012 to 2014, Mr. Halfacre served as head of strategic relations at Cole Capital Corporation, where he oversaw all investor, financial and partner relationships. From 2005 to 2010, Mr. Halfacre served as the chief of staff and head of product development of the real estate group at BlackRock, a global investment management corporation. From 2004 to 2005, Mr. Halfacre served as a director of Green Street Advisors, a premier independent research and advisory firm concentrating on the commercial real estate industry in North America and Europe. Mr. Halfacre holds both Chartered Financial Analyst® and Chartered Alternative Investment Analyst® designations and received a Master of Business Administration from Rice University.

Compensation of the Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.

Item 4.       Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock as of April 30, 2018, for each person or group that holds more than 5% of shares of our common stock, for each executive officer and director and for the executive officers and directors of our Manager as a group.  To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10780 Santa Monica Blvd., Suite 140, Los Angeles, CA 90025.

Number of
Shares
	Beneficially	Percent of All
Name of Beneficial Owner(1)	Owned	Shares
RM Sponsor, LLC (2)(3)	10,000	0.0141%
Jilliene Helman	—	—
Karen Fleck	—	—
Flynann Janisse	—	—
Louis S. Weeks III	—	—
All executive officers and directors as a group (4 persons)	—	0.0141%

(1)

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)

After the completion of this offering, RM Sponsor, LLC will own less than 0.02% of our common stock, assuming we sell the maximum offering amount, including shares sold pursuant to our distribution reinvestment plan.

(3)

All voting and investment decisions with respect to shares of our common stock that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5.      Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see “Note 6 ─  Related Party Arrangements” in Item 7 “Financial Statements” below.

Item 6.      Other Information

None.

Item 7. Financial Statements

MogulREIT II, Inc.

Independent Auditor's Report

To the Stockholders
MogulREIT II, Inc.

We have audited the accompanying consolidated financial statements of MogulREIT II, Inc., which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, stockholders' equity and cash flows for the period January 13, 2017 (inception) through December 31, 2017, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MogulREIT II, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the period January 13, 2017 (inception) through December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Bethesda, Maryland

April 30, 2018

MogulREIT II, Inc.

Consolidated Balance Sheet

As of December 31, 2017

(Amounts in thousands, except share and per share data)

As of December 31,
2017
ASSETS
Real estate investments, at cost
Land	$15,592
Buildings and improvements	31,641
Total real estate investments, at cost	47,232
Less accumulated depreciation	(234)
Real estate investments, net	46,999
Cash and cash equivalents	1,169
Restricted cash	48
Rent receivable	16
Unamortized intangible lease asset, net	484
Deferred offering costs, net of accumulated amortization of $24	318
Prepaid expenses	63
Escrow, deposits and other assets	228
Total Assets	$49,325

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable, net of $93 of deferred financing costs and $338 discount	$34,372
Accounts payable and accrued expenses	504
Deferred offering costs payable	342
Loans payable- related party	3,295
Dividends payable	33
Other current liabilities	175
Total Liabilities	38,721

Stockholders' Equity:
Common Stock, $0.01 par value; 9,000,000 shares authorized; 371,106 shares issued
and outstanding, net of offering costs	4
Preferred Shares; $0.01 par value; 1,000,000 shares authorized; no shares issued and
outstanding	-
Additional paid-in capital	3,650
Accumulated earnings (deficit)	(674)
Total MogulREIT II, Inc. stockholders' equity	2,980
Noncontrolling interests in consolidated joint ventures	7,624
Total Stockholders' Equity	10,604

Total Liabilities and Stockholders' Equity	$49,325

The accompanying notes are an integral part of these financial statements.

MogulREIT II, Inc.

Consolidated Statement of Operations

For the period January 13, 2017 (Inception) through December 31, 2017

(Amounts in thousands)

For the Period
January 13, 2017
(inception)
through
December 31,
2017
Revenues
Rental income, net	$933
Tenant reimbursements	111
Tenant fee revenue	43
Total revenues	1,087

Operating expenses
Depreciation and amortization	462
General and administrative expenses	234
Real estate expenses	312
Real estate acquisition costs	830
Management fees	56
Total operating expenses	1,894
Operating loss	(807)
Other income and expenses
Interest:
Expense	319
Amortization of deferred financing costs	23
Other income	(10)
Consolidated loss	(1,139)
Net loss attributable to noncontrolling interests	(465)
Net loss attributable to MogulREIT II, Inc.	$(674)

The accompanying notes are an integral part of these financial statements.

MogulREIT II, Inc.

Consolidated Statement of Stockholders’ Equity

For the period January 13, 2017 (Inception) through December 31, 2017

(Amounts in thousands, except share data)

					Noncontrolling
	Shares of Common Stock				interests in	Total Company's
			Additional	Accumulated	consolidated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	joint ventures	Equity
January 13, 2017 (Inception)
Proceeds from issuance of common stock	371,106	$4	$3,707	$-	$-	$3,711
Amortization of deferred offering costs	-		(24)	-	-	(24)
Dividends declared on common stock			(33)			(33)
Contributions from noncontrolling interests	-	-		-	8,107	8,107
Distributions to noncontrolling interests					(18)	(18)
Net loss	-	-		(674)	(465)	(1,139)
Balance as of December 31, 2017	371,106	$4	$3,650	$(674)	$7,624	$10,604

The accompanying notes are an integral part of these financial statements.

MogulREIT II, Inc.

Consolidated Statement of Cash Flows

For the period January 13, 2017 (Inception) through December 31, 2017

(Amounts in thousands)

For the Period
January 13, 2017
(inception)
through
December 31,
2017
OPERATING ACTIVITIES:
Consolidated loss	$(1,139)
Adjustments to reconcile consolidated loss to net cash used in operating activities:
Depreciation	234
Amortization of intangibles relating to leases	228
Amortization of deferred financing costs and discount	23
Net change in rent receivable	(16)
Net change in escrows, deposits and other assets	(228)
Net change in prepaids	(63)
Net change in accounts payable and accrued expenses	504
Net change in other liabilities	175
Net cash used in operating activities	(282)
INVESTING ACTIVITIES:
Purchase of real estate	(23,313)
Improvements to real estate	(616)
Change in restricted cash	(48)
Net cash used in investing activities	(23,977)
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	3,711
Proceeds from the issuance of debt	21,210
Repayment of debt	(3,741)
Payment of financing costs	(104)
Capital contributions from noncontrolling interests	4,370
Distributions to noncontrolling interests	(18)
Net cash provided by financing activities	25,428

Net increase in cash and cash equivalents	1,169
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$1,169

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:
Mortgage debt assumed	$20,279
Fair value of noncontrolling interest contributed	$3,737
Deferred offering costs payable	$342
Dividends declared but not paid	$33

The accompanying notes are an integral part of these financial statements.

MogulREIT II, Inc.

Notes to the Consolidated Financial Statements

December 31, 2017

Note 1 - Formation and Organization

MogulREIT II, Inc., (the "Company") was formed as a Maryland corporation on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The use of the terms “MogulREIT II”, the “Company”, “we”, “us”, or “our” in this annual report refer to MogulREIT II, Inc., unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. (“RM”). Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”). Although our Manager manages our day-to-day operations, we operate under the direction of our board of directors, a majority of whom are independent directors.

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes as of and for the period from inception through December 31, 2017. We hold substantially all of our assets directly, and as of the date of these financial statements have not established an operating partnership or any taxable REIT subsidiary or qualified REIT subsidiary.

Pursuant to the Form 1-A filed with the SEC with respect to our offering (the “Offering”) of up to $50,000,000  in shares of common stock, the purchase price for all shares was $10.00 per share as of December 31, 2017. The Offering was qualified by the SEC on August 23, 2017, and we commenced operations as of September 18, 2017. As of December 31, 2017, the Company has issued 371,106 shares, including 10,000 shares issued to our Sponsor, for an aggregate purchase price of $100,000. The Company has the authority to issue 9,000,000 shares of common stock.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheet, statement of operations, statement of stockholders’ equity, statement of cash flows and related notes to the financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company has adopted a calendar year basis of reporting.

GAAP requires any subsidiaries or affiliates under common control to be consolidated. The consolidated financial statements of the Company and its controlled joint ventures, Travertine North Park Investors, LLC, and Vinegar Hill Asset, LLC, which were acquired during 2017. See Note 4 – Variable Interest Entities and Note 6 – Business Combinations.

All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic concentration

As of December 31, 2017, the Company's investments in real estate operate in Brooklyn, New York and Dallas, Texas. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing.

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to additional paid-in capital. The deferred offering costs will be charged against the gross proceeds of the Offering when received or written off in the event that the Offering is not successfully completed.  The Manager and/or affiliates will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering subject to achieving a minimum capital raise of $1,000,000. The Company was not required to reimburse any organizational and offering costs before December 31, 2017.

As of December 31, 2017, the Manager has incurred offering costs of approximately $341,868 on behalf of the Company, including the full amount of legal fees of $250,000. As of December 31, 2017, approximately $24,690 of offering costs had been amortized and were included in the consolidated statement of stockholders’ equity.

Variable Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassesses the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

As of December 31, 2017, we held investments in two entities which are considered to be VIEs. See Note 4 – Variable Interest Entities.

Income Taxes

The Company intends to operate and be taxed as a REIT for federal income tax purposes beginning the year ended December 31, 2017. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31 2017.

As of December 31, 2017, $32,593 in distributions have been made to stockholders, which were classified for tax purposes as ordinary income.  The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the shares of common stock. To the extent that distributions exceed both current and accumulated earnings and profits and the shareholders’ basis in shares of common stock, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ shares of common stock. When we begin to make distributions to our stockholders, we will report the taxability of such distributions in information returns that will be provided to our stockholders and filed with the Internal Revenue Service in the year following such distributions. This information will be provided annually beginning in the first year that distributions occur.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the year ended December 31, 2017, the Company recorded reimbursements of expenses of $111,006, which are reported as Tenant reimbursements in the accompanying consolidated statements of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when earned.

Purchase Accounting for Acquisition of Real Estate

The Company has recorded acquired real estate investments as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The Company allocates the purchase price of real estate among land, building, improvements and intangibles, such as the value of above, below and at-market leases, and origination costs associated with in-place leases at the acquisition date. The Company assesses the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value, as determined, is allocated to land, building and improvements based on management's determination of the relative fair values of these assets.

       The Company assesses the fair value of lease intangibles based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. In valuing an acquired property's intangibles, factors considered by management include an estimate of carrying costs during the expected lease-up periods, such as real estate taxes, insurance, other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on its evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions and tenant improvements.

       The value of lease intangibles is recorded to amortization expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its contractual expiration date or not renewed, all unamortized amounts relating to that lease would be recognized in operations at that time. The estimated useful lives of intangible assets is 10 months.  Amortization expense related to intangible lease assets amounted to $228,151 for the period from inception through December 31, 2017.

The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy.  The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

       The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset's carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset's carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

Escrows

       Real estate taxes, insurance and other escrows aggregating $201,725 at December 31, 2017, are included in Escrow, deposits and other assets.

Allowance for Doubtful Accounts

       The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. At December 31, 2017, there was no balance in the allowance for doubtful accounts.  The Company records bad debt expense as a reduction of rental income and/or tenant reimbursements.

Depreciation and Amortization

       Depreciation of buildings is computed on the straight-line method over an estimated useful life ranging from 30 to 40 years. Depreciation of building improvements is computed on the straight-line method over the estimated useful life of the improvements.  Depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 years.  Depreciation expense amounted to $233,719 for the period from inception through December 31, 2017.

Deferred Financing Costs

       Mortgage costs are deferred and amortized using the effective interest method over the terms of the respective debt obligations. At December 31, 2017, deferred financing costs amounted to $92,809, net of accumulated amortization of $11,601. The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability.

Note 3 – Investments in Real Estate

The following table presents the Company’s acquisitions of real estate during the period from inception through December 31, 2017:

				Third Party
		Contract		Real Estate
Description of Property	Date acquired	Purchase	Terms of	Acquisition
		Price	Payment	Costs (b)
		(in thousands)		(in thousands)
Serendipity Apartments	August 31, 2017	$19,500	Cash, assumed	$584
Dallas, TX			liabilities of $257,115
Multi-family housing portfolio (c)	November 30, 2017	27,829	Cash, assumed	246
Brooklyn, NY			liabilities of $105,187 and
			$20,279,000 mortgage (a)
Totals for 2017		$47,329		$830

(a) The mortgage listed was assumed by the Company at acquisition.
(b) Included as an expense in the accompanying consolidated statement of operations.
(c) Excludes allocation of $1,002,846 for reserves and $113,879 for current assets acquired with the transaction.

The following table details the allocation of the purchase price for the Company’s acquisitions of real estate during the period from inception through December 31, 2017(amounts in thousands):

			Building	Intangible
Description of Property			Improvements	Lease
	Land	Building	and FF&E	Asset	Total
Serendipity Apartments	$5,926	$11,788	$1,263	$523	$19,500
Dallas, TX
Multi-family housing portfolio	9,666	17,856	118	189	27,829
Brooklyn, NY

Totals for 2017	$15,592	$29,644	$1,381	$712	$47,329

As of December 31, 2017, the amortization period for the 2017 acquisitions is 10 months for the intangible lease assets.

       At December 31, 2017 accumulated amortization of intangible lease assets was $228,151.

       For the period from January 13, 2017 (inception) through December 31, 2017, the Company recognized amortization expense of $228,151 relating to the amortization of intangible lease assets, which is included in Depreciation and amortization expense.

The unamortized balance of intangible lease assets at December 31, 2017 of $484,223 will be charged to amortization expense during 2018.

Minimum Future Rents

The rental properties owned at December 31, 2017 are leased under 12 month operating leases with current expirations throughout 2018, with certain tenant renewal rights.

Note 4 – Variable Interest Entities

       With respect to the two consolidated joint ventures in which the Company holds a 34% and 63% interest, respectively, the Company has determined that such ventures are VIEs because we hold substantive kick-out or participating rights.

       In each of these joint ventures, the Company has determined it is the primary beneficiary of the VIE, as it has the power to remove the VIE manager with or without cause, and thus, can direct the activities that most significantly impact each joint venture's performance including management, approval of expenditures, and the obligation to absorb the losses or rights to receive benefits. Accordingly, the Company has consolidated the operations of these joint ventures for financial statement purposes. The joint ventures' creditors do not have recourse to the assets of the Company other than those held by these joint ventures.

       The following is a summary of the consolidated VIEs' carrying amounts and classification in the Company's consolidated balance sheet:

December 31, 2017
(in thousands)
Land	$15,592
Buildings and improvements, net of accumulated depreciation of $233,719	31,407
Cash and cash equivalents	1,135
Restricted cash	48
Rent receivable	16
Unamortized intangible lease asset, net	484
Prepaid expenses	41
Escrow, deposits and other assets	228
Mortgages payable, net of $92,809 of deferred financing costs and $338,674 discount	34,372
Accounts payable and accrued expenses	403
Other current liabilities	164
Noncontrolling interests in consolidated joint ventures	7,624

Note 5 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheet:

December 31, 2017 (in thousands)
Mortgages payable, gross	$34,803
Unamortized discount	(338)
Unamortized deferred financing costs	(93)
Mortgages payable, net	$34,372

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	December 31, 2017 (in thousands)
2018	$439
2019	541
2020	742
2021	769
2022	798
Thereafter	31,514
Total	34,803

Related Party Loans

On August 31, 2017, the Company entered into an unsecured promissory note for approximately $4 million with Realty Mogul Commercial Capital, LLC (“RMCC”), an affiliate of the Manager. The proceeds from the loan were used to purchase the Company’s first asset. During 2017, the Company used proceeds from the issuance of common stock to repay approximately $3.7 million to RMCC. The promissory note matures on August 31, 2022 and accrues interest at an annual rate of LIBOR plus 2%.

On November 30, 2017, the Company entered into an unsecured promissory note for approximately $3 million with RMCC. The proceeds from the loan were used to purchase the Company’s second asset. The promissory note matures on November 30, 2022 and accrues interest at an annual rate of LIBOR plus 2%.

As of December 31, 2017, an aggregate amount of approximately $3.3 million was outstanding on these related party loans. From January 13, 2017 (inception) to December 31, 2017, $39,503 was incurred in interest expense to RMCC pursuant to these loans, which remains outstanding as of December 31, 2017.

Note 6 – Business Combinations

Travertine North Park Investors, LLC

On August 31, 2017, the Company acquired a 63% equity interest in Travertine North Park Investors, LLC (“Travertine”).  Travertine is a joint venture formed to acquire, renovate, own and operate Serendipity Apartments, a 343-unit, garden-style multi-family apartment community located in Dallas, Texas.

GAAP defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control.  Travertine is considered a VIE, and the Company is deemed its primary beneficiary, and therefore, the joint venture’s controlling member. See Note 4-Variable Interest Entities.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Travertine and the fair value of the assets acquired and liabilities assumed recognized at the acquisition date.  The purchase price approximates the fair value of net assets acquired, and, thus, no goodwill was recorded.

August 31, 2017
Consideration
Cash (including debt proceeds of $14,100 and cash from noncontrolling interests of $2,300)	$20,400
Fair value of total consideration transferred	$20,400

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$5,926
Buildings and improvements	13,051
Cash and cash equivalents	148
Intangible lease asset	523
Prepaid expenses	2
Escrow, deposits and other assets	255
Other current liabilities	(193)
Total identifiable net assets	19,712
Deferred financing costs	104
Acquisition-related costs (included in real estate acquisition costs in accompanying
statement of operations)	584
$20,400

Vinegar Hill Asset, LLC

On November 30, 2017, the Company acquired a 34% equity interest in Vinegar Hill Asset, LLC (“Vinegar Hill”).  Vinegar Hill owns and operates seven multi-family apartment communities comprising a total of 112 units located in Brooklyn, New York. The transaction was an equity recapitalization with the Company. and a related entity to payoff existing preferred equity and fund $1,002,846 of reserves for improvements and working capital.

GAAP defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control.  Vinegar Hill is considered a VIE, and the Company is deemed its primary beneficiary, and therefore, the joint venture’s controlling member. See Note 4-Variable Interest Entities.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Vinegar Hill and the fair value of the assets acquired and liabilities assumed recognized at the acquisition date, as well as the fair value at the acquisition date of the noncontrolling interest in Travertine.  The fair value of the noncontrolling interest in Vinegar Hill represents the agreed upon value of the existing (stated capital contribution) in the LLC Agreement.  The purchase price approximates the fair value of net assets acquired, and, thus, no goodwill was recorded.

November 30, 2017
Consideration
Cash (including $2,070 in cash from noncontrolling interest)	$5,070
Fair value of total consideration transferred	$5,070

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$9,666
Buildings and improvements	17,974
Cash and cash equivalents	1,003
Intangible lease asset	189
Escrow, deposits and other assets	114
Mortgages payable	(20,279)
Other current liabilities	(105)
Total identifiable net assets	8,562
Noncontrolling interests in Vinegar Hill Asset, LLC	(3,737)
Acquisition-related costs (included in real estate acquisition costs in accompanying
statement of operations)	246
$5,070

Note 7 – Related Party Arrangements

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments.

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company. See Note 2 – Summary of Significant Accounting Policies – Organizational, Offering and Related Costs.

As of December 31, 2017, the Company owed its Manager $341,868 in deferred offering costs. As of December 31, 2017, $24,690 of offering costs were amortized against stockholders’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering.

As of December 31, 2017, the Company owed its Manager $60,691 for operating expenses that the Manager paid on the Company’s behalf. The majority of this amount is related to legal expenses and marketing expenses unrelated to the Offering. This amount is included under accounts payable and accrued expenses on the consolidated balance sheet.

The Company will pay the Manager a quarterly asset management fee of one-fourth of 1.00%, which, until September 30, 2017, will be based on our net offering proceeds as of the end of each quarter and thereafter will be based on our NAV at the end of each prior quarter. During the period January 13, 2017 (inception) through December 31, 2017, $11,426, was charged by the Manager and is included in accounts payable and accrued expenses on the consolidated balance sheet.

Realty Mogul, Co. and affiliates

If the Company has insufficient funds to acquire all or a portion of an investment, then it may obtain a related party loan from an RM Originator or one of its affiliates on commercially reasonable terms.  Our charter authorizes us to enter into related party loans.  Related party loans would require prior approval from the Board.   However, neither Realty Mogul, Co. nor its affiliates are obligated to make a related party loan to the Company at any time. See Note 5 ─ Borrowings.

During the period from inception through December 31, 2017, the Company paid an aggregate of $519,765 to affiliates of Realty Mogul, Co. for acquisition fees, which are included in Real estate acquisition costs on the consolidated statement of operations.

An entity managed by an affiliate of Realty Mogul, Co. holds a 27% noncontrolling interest in Travertine North Park Investors, LLC., The entity’s equity investment in Travertine was approximately $1,670,000 as of December 31, 2017.

An entity managed by an affiliate of Realty Mogul, Co. holds a 24% noncontrolling interest in Vinegar Hill Asset, LLC.  The entity’s equity investment in Vinegar Hill was approximately $2,070,000 as of December 31, 2017.

RM Sponsor, LLC, Stockholder and Sponsor

RM Sponsor, LLC is a stockholder of the Company and holds 10,000 shares of our common stock as of December 31, 2017.

Joint Venture Partners and Affiliates

During the period from inception through December 31, 2017, the Company paid an aggregate of $239,193 to its joint venture partners or other affiliates of its consolidated joint ventures for property management and acquisition fees, which are included in Real estate expenses and Real estate acquisition costs on the consolidated statements of income.

Executive Officers of our Manager

As of the date of these financial statements, the executive officers of the Company’s Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	31	Chief Executive Officer and Secretary
Justin Hughes	35	Senior Managing Director
Elizabeth Braman	43	Senior Managing Director
Karen Fleck	34	Chief Financial Officer, Vice President and Treasurer
Aaron Halfacre	45	President

Jilliene Helman has served as Chief Executive Officer and Secretary of our Manager since its inception.

Justin Hughes has served as Senior Managing Director of our Manager since its inception.

Elizabeth Braman has served as Senior Managing Director of our Manager since its inception.

Karen Fleck has served as Chief Financial Officer, Vice President and Treasurer of our Manager since its inception.

Aaron Halfacre has served as President of our Manager since February 2018.

Note 8 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s shares of our common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 9 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2017, we were not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Note 10 – Subsequent Events

Events that occur after the balance sheet date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the consolidated balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 30, 2018, the date the consolidated financial statements were available to be issued.

New Investments

From January 1, 2018 to April 30, 2018, we have made additional investments in the amount of approximately $3 million. Including the investments reported on our consolidated balance sheet as of December 31, 2017, we have now invested in a total of $10 million of commercial real estate assets. The economic terms of recent investments are similar to those investments that had been made as of December 31, 2017.

Plano Multifamily Portfolio

On January 9, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition and renovation of two garden-style apartment communities compromising 156 units located in Plano, Texas. The equity investment comprises 30.8% of the total equity and 8.4% of the total capitalization, which will be used, in part, to establish a reserve for planned renovations during the hold period, which is estimated to be five years.

Tuscany at Westover Hills

On January 31, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition of a 190-unit, 21-building Class B apartment complex in the Far West submarket of San Antonio, Texas. The equity investment comprises 27% of the total equity. The real estate company sponsoring this transaction has secured a senior loan in the amount of $12,308,000.  The loan has a 12-year term with four years of interest-only payments and has a fixed interest rate of 4.36%.

Villas del Mar

On February 28, 2018, we acquired a $1,000,000 joint-venture limited partnership equity investment related to the acquisition of a 263-unit, 35-building apartment complex in the Southwest submarket of Fort Worth, Texas. The equity investment comprises 26.6% of the total equity.  The real estate company sponsoring this transaction has secured a senior loan in the amount of $12,658,000.  The loan has a 12-year term with three years of interest-only payments and has a fixed interest rate of 4.75%.

Related Party Loans

From January 1, 2018 to April 30, 2018, the Company entered into three additional $1,000,000 unsecured promissory notes to finance the acquisition of Plano Multifamily Portfolio, Tuscany at Westover Hills and Villas del Mar, with RMCC. The promissory notes mature five years after issuance and accrue interest at an annual rate of LIBOR plus 2%.

From January 1, 2018 to April 30, 2018, the Company used proceeds from the issuance of common stock to repay the remaining balance of $295,000 on its loan dated August 31, 2017, and $1,260,000 on its loan dated November 30, 2017.

Offering Proceeds

As of April 30, 2018, we had raised total gross offering proceeds of approximately $7,100,000 from settled subscriptions and had issued an aggregate of 713,092 shares of our common stock. As of April 30, 2018, 8,286,908 shares of our common stock remained available for sale to the public pursuant to the Offering.

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Articles of Amendment and Restatement of MogulREIT II, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A/A, filed on August 4, 2017)
2.2	Amended and Restated Bylaws of MogulREIT II, Inc. (Incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)
4.1	Form of Subscription Package (Incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
4.2	Distribution Reinvestment Plan (Incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.1	Form of Management Agreement between MogulREIT II, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.2	Agreement of Limited Partnership of MogulREIT II Operating Partnership, L.P. (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.3	Form of License Agreement between MogulREIT II, Inc. and Realty Mogul, Co. (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)
6.4

Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and MogulREIT II, Inc. (Incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)

6.5

Investment Sub-Management Agreement by and among  MogulREIT II, Inc., RM Adviser, LLC and American Assets Capital Advisers, LLC (Incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A/A, filed on June 28, 2017)

15.1

Draft offering statement previously submitted by or on behalf of the issuer pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.2	Non-public correspondence submitted by or on behalf of the issuer pursuant to Rule 252(d)
15.3

Draft amended offering statement previously submitted by or on behalf of the issuer pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.4	Non-public correspondence submitted by or on behalf of the issuer pursuant to Rule 252(d)
15.5	Non-public correspondence submitted by or on behalf of the issuer pursuant to Rule 252(d)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 30, 2018.

MogulREIT II, Inc.

By:	RM Adviser, LLC, its Manager

	By:	/s/ Jilliene Helman
Name: Jilliene Helman
Title: Chief Executive Officer

This Annual Report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer of RM Adviser, LLC	April 30, 2018
Jilliene Helman	(Principal Executive Officer)

/s/ Karen Fleck	Chief Financial Officer of RM Adviser, LLC	April 30, 2018
Karen Fleck	(Principal Financial Officer and Principal Accounting Officer)